Filed Pursuant to Rule 424(b)(3)

Registration No. 333-118491

Prospectus Supplement No. 1

to Prospectus dated December 15, 2004

ENVIRONMENTAL POWER CORPORATION

1,677,688 shares of common stock

We are supplementing the prospectus, dated December 15, 2004, to provide information contained in our Current Report on Form 8-K dated February 2, 2005, which is attached hereto and incorporated by reference herein.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, dated December 15, 2004, with respect to the 1,677,688 shares of common stock offered by the selling stockholders named therein, including any amendments or supplements thereto.

Our common stock is listed on the American Stock Exchange under the symbol “EPG”.

Investing in the shares of common stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the accompanying Prospectus for a discussion of certain factors that you should consider in connection with an investment in the shares of common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 3, 2004

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 2, 2005

ENVIRONMENTAL POWER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-15472	75-3117389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Cate Street, Fourth Floor, Portsmouth, New Hampshire 03801

(Address of principal executive offices, including zip code)

(603) 431-1780

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On February 2, 2005, Environmental Power Corporation (the “Company”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with Ladenburg Thalmann & Co. Inc. (the “Underwriter”), with respect to the issuance and sale by the Company, and the purchase by the Underwriter, of 2,500,000 shares of the Company’s common stock, $0.01 par value per share. The Underwriting Agreement grants the Underwriter a 30-day over-allotment option to purchase up to an additional 375,000 shares of common stock from the Company. The shares will be issued pursuant to a registration statement on Form S-2 (SEC File No. 333-121572) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. Pursuant to the terms of the Underwriting Agreement, the Company also agreed to grant the Underwriter a five-year warrant to purchase 100,000 shares of the Company’s common stock at an exercise price equal to 115% of the price at which the shares are offered to the public. The Underwriting Agreement and the Warrant summarized above have been filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K, and the Company refers you to such exhibits for the complete terms of the agreements. The complete terms of the agreements are incorporated herein by reference.

ITEM 8.01. OTHER EVENTS

On February 3, 2005, the Company issued a press release regarding the pricing of the offering contemplated by the Underwriting Agreement, a copy of which is filed as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits

10.1	Underwriting Agreement, dated February 2, 2005, between the Company and Ladenburg Thalmann & Co. Inc.

10.2	Form of Common Stock Warrant (incorporated by reference to Exhibit 4.01 to the Company’s Registration Statement on Form S-2 (SEC File No. 333-121572)).

99.1	Press Release, dated February 3, 2005.

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Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ R. Jeffrey Macartney
R. Jeffrey Macartney
Chief Financial Officer

Dated: February 3, 2005

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